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                                                                    EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the use of our report included in this registration statement, and to the incorporation by reference in this registration statement of our report dated May 21, 1999 on the combined consolidated financial statements of Starwood Hotels & Resorts Worldwide, Inc. Gaming Operations To Be Sold to Park Place Entertainment Corporation included in Park Place Entertainment Corporation's Current Report on Form 8-K filed on July 20, 1999, and to all references to our Firm included in or made a part of this Amendment No. 1 to Form S-4 registration statement.


                                                     /s/ ARTHUR ANDERSEN LLP


New York, New York
May 1, 2000